Exhibit 9.1

FORM OF VOTING TRUST AGREEMENT

RELATING TO SHARES OF CLASS B COMMON STOCK OF PREMIER, INC.

THIS VOTING TRUST AGREEMENT (this “Agreement”), dated                       , 2013, is effective immediately prior to the closing of the initial public offering of a newly formed Delaware corporation named “Premier, Inc.” (“Premier”) (the “Effective Date”), and is made by and among Premier, Premier Purchasing Partners, L.P., a California limited partnership (“Premier LP”), the stockholders listed on Schedule I hereto (the “Stockholders”) from time to time party hereto and Wells Fargo Delaware Trust Company, N.A., as trustee (together with its successors in such capacity, the “Trustee”).

WITNESSETH:

WHEREAS, in conjunction with the proposed reorganization of Premier LP and its affiliates (the “Reorganization”) and initial public offering (“IPO”) of shares of Class A Common Stock of Premier, Premier LP will adopt an Amended and Restated Limited Partnership Agreement pursuant to which Premier LP will (a) change its name to “Premier Healthcare Alliance, L.P.” and (b) issue Class A Common Units to its general partner and Class B Common Units to its limited partners, collectively representing a 100% interest in Premier LP;

WHEREAS, in conjunction with the Reorganization, the Stockholders (which are also holders of Class B Common Units of Premier LP) will purchase for nominal consideration shares of Class B Common Stock (together with any securities into which such shares may hereinafter be reclassified, the “Shares”) of Premier; and

WHEREAS, the parties hereto desire to record their arrangements with respect to the Shares; and

WHEREAS, the Trustee has consented to act under this Agreement for the purposes herein provided.

NOW, THEREFORE, in consideration of these premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Board” means the Board of Directors of Premier.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York City, New York and Wilmington, Delaware are authorized or required by law to close.

“Class A Common Stock” shall mean the shares of Class A common stock, par value $0.01 per share, of Premier and any securities into which such shares may hereinafter be reclassified.

“Class B Common Stock” shall mean the shares of Class B common stock, par value $0.000001 per share, of Premier and any securities into which such shares may hereinafter be reclassified.

“Effective Date” means                           , 2013, which is the date of the closing of the IPO.

“Exchange Agreement” means the Exchange Agreement effective as of the Effective Date among Premier, Premier LP and the holders of Class B Common Units of Premier LP and the Shares, pursuant to which each such holder has the right to exchange its Class B Common Units (and surrender its corresponding shares of Class B Common Stock) for shares of Class A Common Stock, cash or a combination thereof under certain circumstances.

“Independent Director” means any director who (i) satisfies the definition of an “independent director” set forth in the applicable rules of the NASDAQ Stock Market (“NASDAQ”), as such rules may be amended from time to time (the “NASDAQ Stock Market Rules”) and (ii) meets the requirements set forth in the NASDAQ Stock Market Rules for membership on the Audit Committee of the Board; provided, however, that if the Class A Common Stock is traded on a stock exchange other than the NASDAQ, then, with respect to clauses (i) and (ii) of this definition, such term shall mean any director who satisfies the definition of “independent director” and who meets the requirements for audit committee membership according to the rules of such other stock exchange.

“IPO” has the meaning set forth in the Recitals.

“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board or any committee of the Board authorized to perform the function of nominating directors for the Board.

“Transfer,” “Transferred” or “Transferring” means to sell, transfer, give, exchange (including exchanges under the Exchange Agreement), assign, pledge, encumber, hypothecate or otherwise dispose of, directly or indirectly, either voluntarily or involuntarily, any of the rights granted to a holder of Shares.

Section 1.2            Other Definitional Provisions.

(i)            The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including the Exhibits and

Schedules attached hereto, and not to any particular provision of this Agreement. Article, section and subsection references are to this Agreement unless otherwise specified.

(ii)           The words “include” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the words “without limitation”.

(iii)          The titles and headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.

(iv)          The meanings given to capitalized terms defined herein will be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(v)           If any notice or action hereunder is due on a day which is not a Business Day, then such notice or action shall be due on the next succeeding Business Day.

ARTICLE 2
OWNERSHIP AND VOTING OF SHARES

Section 2.1            Transfer of Shares to Trustee.  Each Stockholder hereby agrees to Transfer to the Trustee on the Effective Date (i) all Shares listed opposite such Stockholder’s name on Schedule I hereto and (ii) any Shares hereinafter acquired by any Stockholder.  Stockholders shall concurrently therewith deposit such Shares with the Trustee and receive from the Trustee in exchange therefor one or more voting trust certificates, substantially in the form of Exhibit A hereto, evidencing the Shares deposited with the Trustee (the “Voting Trust Certificates”), to be held subject to all terms of this Agreement.  The Trustee shall cause such Shares so deposited to be registered in the name of the Trustee, with a notation to the effect that such certificates have been issued pursuant to this Agreement, and Premier shall Transfer the Shares on its books and records to the name of the Trustee, with a similar notation in the stock ledger as to the effect of this Agreement.  Notwithstanding the foregoing, Stockholders that are to receive Shares immediately prior to the closing of the initial public offering of Premier hereby consent and agree to the issuance of such Shares directly in the name of the Trustee and the Trustee shall concurrently issue one or more Voting Trust Certificates evidencing such Shares deposited with the Trustee to such Stockholders.  Each Stockholder shall, at or prior to the time of the issuance of its Voting Trust Certificate and thereafter as required, deliver an incumbency certificate substantially in the form of Exhibit B attached hereto (“Incumbency Certificate”) to the Trustee as provided in Section 3.5(1) hereof.

Section 2.2            Legal Title; Voting.

(a)           While this Agreement is in effect, the Trustee shall have the legal title to the Shares deposited hereunder.

(b)           At least 10 Business Days (or such lesser period as may be required or appropriate under the circumstances) prior to any meeting of the stockholders of Premier, however called, or at any adjournment or postponement thereof (a “Stockholders Meeting”), or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought by or from the stockholders of Premier, the Trustee shall provide notice in accordance with Section 5.1 herein to all Stockholders of the matters to be voted on, consented to or approved by, such Stockholders.  The notice shall specify the date by which voting consent or approval directions must be received by the Trustee in accordance with Section 5.1 herein in order to be counted which date shall be at least two Business Days prior to the date of the Stockholders Meeting.

(c)           In all circumstances wherein Premier provides notice to the stockholders of Premier in connection with a special or annual Stockholders’ Meeting or other matter in respect of which Premier seeks a vote, consent or approval of the stockholders, Premier agrees to provide timely notice (together with any and all materials and/or access to any and all materials provided by Premier to its stockholders in connection therewith) to the Stockholders on behalf of the Trustee as provided in Section 2.2(b), and the Trustee will be deemed to have fulfilled its duty to give such notice in all such cases upon the Trustee providing a current copy of Schedule I to Premier following written notice given by Premier to the Trustee of such meeting, vote, consent or approval and as its written request.

(d)           Regardless of how many Stockholders’ voting, consent or approval directions are actually received by the Trustee, the Trustee shall cause all Shares deposited hereunder to be counted as present for the purposes of establishing a quorum at the Stockholders Meeting.

(e)           The Trustee shall cause all Shares deposited hereunder to be voted, consented to or approved as a block on each matter to come before the Stockholders Meeting or under any such other circumstances upon which a vote, consent or other approval (including by written consent) is sought by or from the stockholders of Premier in the manner directed by the holders of a majority (or, in the case of voting for the election of directors, based on a plurality) of the Shares represented by the Voting Trust Certificates as to which directions have been actually and timely received by the Trustee.  If the Trustee receives directions from the holders of an equal number of Shares represented by the Voting Trust Certificates which directions result in a tie vote, then the Trustee shall vote, approve or consent in a manner that resolves such tie based upon written direction from Premier.

(f)            For all purposes relating to the particular Stockholders Meeting or other vote, consent or approval sought, the date on which the Trustee first provides Schedule I to Premier under Section 2.2(c), or otherwise first provides notice under Section 2.2(b), shall constitute the record date for those Stockholders appearing on Schedule I who shall be entitled to give direction to the Trustee in respect of such matters notwithstanding any transfer that may be initiated or completed after such date.

Section 2.3            Covenants with Respect to Director Voting.

(a)           During the term of this Agreement, subject to the provisions of Section 2.3(b), each of the Stockholders will use its reasonable efforts to (i) cause the appointment or nomination of directors as necessary to ensure that the number of directors constituting the full Board, as fixed by the Board from time to time, are serving on the Board, (ii) to the extent of such Stockholder’s voting rights under Section 2.2(b), cause the appointment or nomination of at least three Independent Directors including one who meets the requirements of an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) cause Premier to be in compliance with all corporate governance and all other rules of the NASDAQ (or, if the Class A Common Stock is traded on a stock exchange other than the NASDAQ, the rules of such exchange).  The Trustee shall have no responsibility for compliance with the requirements of this Section 2.3(a) or to monitor or enforce in any manner such compliance by any other party to this Agreement.

(b)           Notwithstanding anything to the contrary provided elsewhere in this Agreement, in the event that Premier ceases to qualify as a “controlled company” within the meaning of the rules of the NASDAQ, as amended (or, if the Class A Common Stock is traded on a stock exchange other than the NASDAQ, the comparable rules of such other exchange) (“Controlled Company”), then within 12 months following the date that Premier ceases to so qualify, each of the Stockholders shall use its reasonable efforts to ensure that Independent Directors selected by the Nominating and Corporate Governance Committee shall thereafter constitute at least a majority of the full Board.  Premier shall take such other steps as reasonably necessary to comply on a timely basis with the requirements of the NASDAQ Stock Market Rules, as amended (or, if the Class A Common Stock is traded on a stock exchange other than the NASDAQ, the comparable rules of such other exchange), including the corporate governance requirements set forth therein, at such time as Premier ceases to qualify as a Controlled Company.  The Trustee shall have no responsibility for compliance with the requirements of this Section 2.3(b) or to monitor or enforce in any manner such compliance by any other party to this Agreement.

Section 2.4            Stockholders Retain No Legal Title to Shares.  During the term of this Agreement, the Stockholders shall not have legal title to any part of the Shares deposited hereunder and, except pursuant to Sections 2.6, 2.7 and 2.8 hereof, shall not be entitled to Transfer any interest in such Shares or the Voting Trust Certificates.  It is intended by Premier, Premier LP and the Stockholders that no creditor of any Stockholder shall be able to obtain legal title to or exercise legal or equitable remedies with respect to the Shares deposited hereunder or the Voting Trust Certificates.

Section 2.5            Dividends.  Stock splits, dividends or other distributions paid in Shares received by the Trustee shall be retained by the Trustee and held by the Trustee pursuant to the terms of this Agreement.  Upon receipt of such Shares, the Trustee shall promptly issue and deliver Voting Trust Certificates, substantially in the form of Exhibit A hereto, to the Stockholders representing a number of Shares equal to the number of Shares to which each Stockholder would otherwise be entitled.

Section 2.6            Transfer of Shares.  Notwithstanding anything to the contrary set forth in this Agreement, if a Stockholder validly elects to Transfer Class B Common Units of Premier LP in accordance with the terms of the Amended and Restated Limited Partnership Agreement of Premier LP, the respective Stockholder shall provide written notice to the Trustee within five days of the Transfer directing the Trustee to update the Trustee’s books and records to update the names of the holders of record of the Voting Trust Certificates to those of the transferee(s) of the corresponding Shares and, upon surrender of such holders’ Voting Trust Certificates execution by the transferee(s) of a joinder pursuant to Section 5.10 and the delivery of a transfer certificate substantially in the form of Exhibit C hereto (a “Transfer Certificate”), issue new Voting Trust Certificates in the name of such transferee(s) and thereupon Schedule I attached hereto shall be automatically amended without further action on the part of any of the parties hereto to reflect such Transfer.

Section 2.7            Exchange of Shares.  Notwithstanding anything to the contrary set forth in this Agreement, if any Class B Common Units of Premier LP are to be Transferred pursuant to the right of first refusal under Section 2.2 of the Exchange Agreement, the transferring Stockholder must provide written notice to the Trustee within five days of the Transfer directing the Trustee to update the Trustee’s books and records to update the names of the holders of record of the Voting Trust Certificates to those of the transferee(s) of the corresponding Shares and, upon surrender of the transferring Stockholder’s Voting Trust Certificates and the delivery of a Transfer Certificate, issue new Voting Trust Certificates in the name of such transferee(s) and thereupon Schedule I attached hereto shall be automatically amended without further action on the part of any of the parties hereto to reflect such Transfer.

Section 2.8            Acquisition of Shares by Premier.  In the event that Premier presents evidence satisfactory to the Trustee that it has acquired the beneficial ownership of any Shares represented by a Voting Trust Certificate pursuant to (i) a repurchase under Section 3.3 of the Amended and Restated Limited Partnership Agreement of Premier LP, or (ii) the surrender of Shares pursuant to Section 2.3 of the Exchange Agreement upon an exchange under that agreement, the Trustee shall immediately refrain from exercising any voting rights with respect to such Shares and, upon surrender of the Voting Trust Certificate in question to the Trustee, the Trustee shall take all steps as reasonably requested in writing by Premier to transfer legal title to such Shares to Premier, and Premier shall cancel such Shares.

Section 2.9            Lost/Damaged Certificate.  If any mutilated Voting Trust Certificate is surrendered to the Trustee, or the Trustee receives evidence to its reasonable satisfaction that any Voting Trust Certificate has been destroyed, lost or stolen, and upon proof of ownership satisfactory to the Trustee together with such security or indemnity, in the case of a destroyed, lost or stolen Voting Trust Certificate, as may be requested by the Trustee to ensure that the Trustee is held harmless for any liability therefor, the Trustee shall execute and deliver a new Voting Trust Certificate representing the same number of Shares as the Voting Trust Certificate so mutilated, destroyed, lost or stolen, with such notations, if any, as the Trustee shall determine.

Section 2.10          Trustee Filing of Exchange Act Reports.

(a)           Each of the Stockholders hereby agrees that the statements on Schedule 13G with respect to the Shares deposited hereunder, and any amendments thereto (including any filings on Schedule 13D with respect to such Shares), shall be filed by the Trustee on behalf of each of the Stockholders pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Exchange Act.  Pursuant to Rule 13d-1(k)(1), each of the Stockholders hereby agrees that only one statement concerning the information required by Schedule 13G (or Schedule13D) need be filed with respect to the ownership by each of the Stockholders of the Shares deposited hereunder.

(b)           Each of the Stockholders hereby agrees that Securities and Exchange Commission statements of beneficial ownership of securities of such Stockholder on Schedule 13G (or Schedule 13D) as required under Section 13 of the Exchange Act and Forms 3, 4 and 5 as required under Section 16(a) of the Exchange Act, and any amendments thereto, shall be filed by the Trustee on behalf of each of the Stockholders as evidenced by execution of the Power of Attorney attached as Exhibit D hereto, until such time as such Stockholder withdraws such authorization in writing.  The Trustee shall have no responsibility to determine or monitor whether any filing under Section 2.10(a) or Section 2.10(b) hereof is required, accurate in content, appropriate in form or timely, and any filing thereunder by the Trustee shall be made upon the further written direction of the Stockholder on whose behalf the statement or amendment is to be filed, in such form as may be provided to the Trustee with only the Trustee’s signature, if required, needed to complete the statement or amendment for filing.

(c)           Each Stockholder agrees that it will indemnify and hold harmless the Trustee, its directors, officers, employees and agents from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened; or any claims whatsoever) arising out of or based upon the action or failure to act of the Trustee under Section 2.10(a) or Section 2.10(b), including the contents of any such filing, except to the extent such loss, liability, claim, damage or expense is caused by or results from the Trustee’s gross negligence or willful misconduct (as determined by a final and unappealable order of a court of competent jurisdiction).  Each Stockholder’s obligation hereunder shall survive the termination of the voting trust created herein or the resignation or removal of the Trustee.

ARTICLE 3
TRUSTEE

Section 3.1            Successor Trustee.  Upon the liquidation, dissolution, winding-up, suspension, incapacity, resignation or removal (in accordance with Section 3.2 hereof) of the initial Trustee, the holders of Voting Trust Certificates representing more than 50 percent of the then outstanding Shares then deposited hereunder shall appoint a successor Trustee.  In the event a successor Trustee shall not have been appointed within 30 days of such removal, the Trustee may petition a court of competent jurisdiction to appoint such a successor.

Section 3.2            Removal/Resignation of Trustee.

(a)           A Trustee may be removed by Stockholders holding Voting Trust Certificates representing more than 50 percent of the then outstanding Shares then deposited hereunder:

(1)           if it is determined by a court of competent jurisdiction that either: (i) the Trustee has willfully and materially violated the terms of the trust created herein, or (ii) the Trustee has been guilty of malfeasance, misfeasance or dereliction of duty hereunder;

(2)           if the Trustee shall have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall have made a general assignment for the benefit of creditors, or shall have failed generally to pay its debts as they become due, or shall have taken any corporate action to authorize any of the foregoing; or

(3)           if an involuntary case or other proceeding shall have been commenced against the Trustee seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall have remained undismissed and unstayed for a period of 60 days; or an order for relief shall have been entered against the Trustee under the federal bankruptcy laws as now or hereafter in effect.

(b)           If Stockholders holding Voting Trust Certificates representing more than 50 percent of the then outstanding Shares then deposited hereunder determine that a basis exists for removal of the Trustee under Section 3.2(a) above, they shall deliver written notice of such determination to the Trustee stating the basis for such removal.

(c)           The Trustee may resign its position as such upon 30 days’ written notice to Premier, Premier LP and the Stockholders provided, that, if a successor Trustee, appointed as provided for in Section 3.1 above, has agreed to serve as Trustee effective upon the effectiveness of the resignation of the Trustee then acting the Trustee may resign upon 10 days’ written notice to Premier.

Section 3.3            Trustee Qualification. The Trustee represents that it is a federal or state-chartered bank or trust company having, or having a parent that has, combined capital and surplus and retained earnings in excess of $200,000,000.

Section 3.4            Compensation; Expenses.  Reasonable expenses lawfully incurred in the administration of the Trustee’s duties hereunder shall be reimbursed to it by Premier LP.  During the period of its services hereunder, the Trustee shall receive fees from Premier LP as set forth in a separate agreement.  The provisions of such an agreement and this Section 3.4 shall survive the termination of this Agreement or the resignation or removal of the Trustee.

Section 3.5            Indemnity; Respecting the Trustee.

(a)           Premier LP agrees that it will indemnify and hold harmless the Trustee, its directors, officers, employees and agents from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened; or any claims whatsoever) (the “Indemnified Claims”) arising out of or based upon this Agreement or the actions or failures to act of the Trustee hereunder or thereunder, except to the extent such loss, liability, claim, damage or expense is caused by or results from the Trustee’s gross negligence or willful misconduct (as determined by a final and unappealable order of a court of competent jurisdiction).  Premier LP’s obligation hereunder shall survive the termination of the voting trust created herein or the resignation or removal of the Trustee.

(b)           The Trustee shall be entitled to the prompt reimbursement for its out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in investigating, preparing or defending against any litigation, commenced or threatened, arising out of or based upon this Agreement, or the actions or failures to act of the Trustee hereunder or thereunder, without regard to the outcome of such litigation; provided, however, that the Trustee shall be obligated to return any such reimbursement if it is subsequently determined by a final and unappealable order of a court of competent jurisdiction that the Trustee was grossly negligent or engaged in willful misconduct in the matter in question.

(c)           If an Indemnified Claim under this Section 3.5 is not paid in full within 30 days after a written Indemnified Claim has been submitted by the Trustee, the Trustee may at any time thereafter bring suit to recover the unpaid amount of the Indemnified Claim and, if successful in whole or in part, the Trustee shall be entitled to be paid also the expense of prosecuting such claims.

(d)           The Trustee is authorized and empowered to construe this Agreement and its construction of the same, made in good faith, shall be final, conclusive, and binding upon all Stockholders and all other parties interested.  The Trustee may, in its discretion, consult with counsel to be selected and employed by it, and the reasonable fees and expenses of such counsel shall be an expense for which the Trustee is entitled to be reimbursed hereunder.

(e)           The Trustee hereby accepts the trust created hereby and agrees to carry out the terms and provisions hereof, but assumes no responsibility for the management of Premier or for any action taken by Premier, by any person elected as a director of Premier or by Premier pursuant to any vote cast or consent given by the Trustee. The Trustee, whether or not acting upon the advice of counsel, shall incur no liability because of any error of law or fact, mistake of judgment or any matter or thing done or omitted under this Agreement, except its own malfeasance. Anything done or suffered in good faith by the Trustee in accordance with the advice of counsel chosen as indicated above shall be conclusive in favor of the Trustee against the Stockholders and any other interested party.  To the fullest extent permitted by law, the parties hereto hereby waive any and all fiduciary duties of the Trustee that, absent such waiver, may be implied by law or equity. The Trustee shall not be required to give a bond or other security for the faithful performance of its duties as such.

(f)            The Trustee shall not be liable in any event for acts or defaults of any other trustee or trustees (under this or any other voting trust of Premier’s securities) or for acts or defaults of any employee, agent, proxy or attorney-in-fact of any other trustee or trustees. The Trustee shall be protected and free from liability in acting upon any notice, request, consent, certificate, declaration, guarantee, affidavit or other paper or document or signature reasonably believed by it to be genuine and to have been signed by the proper party or parties or by the party or parties purporting to have signed the same.

(g)           No provision of this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h)           Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including, but not limited to, lost profits, whether or not foreseeable, even if the Trustee, has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(i)            The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Trustee, including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, accidents, labor disputes, loss or malfunction of utilities or computer software or hardware, or the unavailability of any communication facility.

(j)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any terms of or restrictions on transfer provided or imposed under any agreement referred to in Sections 2.6, 2.7 or 2.8 hereof or under applicable law with respect to any transfer of any Shares deposited hereunder or Voting Trust Certificates.

(k)           If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Shares deposited hereunder or the Voting Trust Certificates, the Trustee is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l)            The Trustee shall be entitled to receive updated Incumbency Certificates from time to time furnished to the Trustee by Premier and each Stockholder, and the Trustee is authorized to follow and rely upon all written directions given by those persons named in such certificates if the Trustee believes such directions to be genuine and to have been signed, sent or presented by the proper party or parties. The Trustee shall not incur any liability to anyone resulting from actions taken by the Trustee in reliance in good faith on such directions.  Premier and each Stockholder agrees promptly to update each certificate delivered to the Trustee as may be required. The Trustee shall not incur any liability in executing directions of any person named in an Incumbency Certificate delivered hereunder prior to receipt by it of a more current certificate.

(m)          Notwithstanding anything contained herein to the contrary, the Trustee shall not be responsible for ascertaining whether any transfer complies with the provisions of or exemptions from applicable federal or state laws (including securities laws, the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code), or the provisions of this Agreement; provided, however, that if a certificate is specifically required to be delivered to the Trustee by an initial Stockholder or a transferee, the Trustee shall be under a duty to examine the same only to determine whether it conforms on its face to the requirements of this Agreement as set forth in the relevant Exhibit and shall as soon as reasonably practicable notify the party delivering the same if such certificate does not so conform.

ARTICLE 4
TERM; EFFECT OF TERMINATION

Section 4.1            Term.  The term of this Agreement and the voting trust created hereby shall commence on the Effective Date and shall extend, unless earlier amended or terminated by the parties hereto, until the earlier to occur of:  (i) with respect to all Stockholders, the date on which the Stockholders cease to beneficially own Voting Trust Certificates corresponding to Shares deposited hereunder representing in the aggregate at least 20 percent of the common stock of Premier and (ii) with respect to a Stockholder, the date on which such Stockholder ceases to own any Voting Trust Certificates corresponding to Shares deposited hereunder.  If the Effective Date does not occur prior to March 31, 2014, this Agreement shall be null and void and of no further effect.  Premier shall promptly provide notice to the Trustee, Premier LP and the Stockholders upon the occurrence of the event described in (x) clause (i) of this Section 4.1 or (y) the immediately preceding sentence.

Section 4.2            Effect of Termination.  Upon the termination of this Agreement, the Trustee shall request that Premier issue certificates representing the Shares deposited hereunder in the names of the holders of record of the Voting Trust Certificates and shall deliver such certificates to the Stockholders in the amounts of their respective beneficial interests as set forth on the books and records of the Trustee, upon presentation and surrender to the Trustee of the Voting Trust Certificates therefor.  If the Trustee for any reason shall be unable to complete such deliveries within 30 days after the termination of this Agreement, the Trustee may then deposit with Premier such certificates, along with written authority to Premier to deliver them in exchange for the Voting Trust Certificates; and upon such deposit, all further liability of the Trustee for the delivery of such certificates shall cease, and the Trustee shall not be required to take any further action hereunder.

ARTICLE 5
MISCELLANEOUS

Section 5.1            Notice.  Any written notice required or permitted to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered (a) upon delivery if delivered in person, (b) upon transmission if sent by facsimile, (c) one Business Day after deposit with a nationally recognized overnight courier service; or (d) upon transmission if sent by e-mail (with all such documents so transmitted in .PDF format or another graphic format).  Notices to Premier, Premier LP, the Trustee or any Stockholder shall be delivered to the respective addresses as set forth below:

Stockholders:	At the address appearing on Schedule I hereto.

Premier:

Premier, Inc.
13034 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: Chief Financial Officer and General Counsel
Facsimile: (704) 816-6307
Email: craig_mckasson@premierinc.com and
Jeffrey_Lemkin2@premierinc.com, respectively

Premier LP:

Premier Healthcare Alliance, L.P.
c/o Premier, Inc.
13034 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: Chief Financial Officer and General Counsel
Facsimile: (704) 816-6307
Email: craig_mckasson@premierinc.com and
Jeffrey_Lemkin2@premierinc.com, respectively

Trustee:	Wells Fargo Delaware Trust Company, N.A. 919 N. Market Street, Suite 1600 Wilmington, DE 19801 Attention: Corporate Trust Administration Email: Facsimile: (302) 575-2006

Any party hereto may change its address for notices by giving written notice of such party’s new address to the other parties hereto in accordance with this Section 5.1.

All distributions of securities, or other property hereunder by the Trustee to the holders of the Voting Trust Certificates may be made, in the discretion of the Trustee, by mail, email or courier in the same manner as herein above provided for the giving of notices to the holders of the Voting Trust Certificates.  All notices, reports, statements and other communications directed to the Trustee from Premier shall be forwarded promptly by Premier (in accordance with a Schedule I provided by the Trustee) to each Stockholder.

Section 5.2            Inspection.  Premier shall keep on record at its registered office in Delaware a copy of this Agreement, and shall make such copy available for inspection during normal business hours to the Stockholders and to any other stockholder of Premier.

Section 5.3            Amendment.  This Agreement may not be amended without the written consent of the Trustee and the Stockholders holding Voting Trust Certificates representing more than 50 percent of the then outstanding Shares then deposited hereunder, and if so amended, this Agreement (as so amended) shall bind all of the parties hereto and all of the Stockholders; provided, however, that any amendment or modification to this Agreement which would have a materially adverse and discriminatory effect on any Stockholder, shall not be effective without the affirmative vote or consent of such Stockholder; provided, further, however, that each Stockholder acknowledges and agrees that this Agreement may require amendment upon designation of the initial Trustee and designation of any successor Trustee pursuant to Section 3.1 in order to ensure that the provisions of this Agreement are consistent with customary terms reasonably required by such Trustee and, therefore, each Stockholder hereby constitutes and appoints Premier, irrevocably as its true and lawful agent and attorney-in-fact, in its name, place and stead to execute and deliver on such Stockholder’s behalf amendments to this Agreement consistent with customary terms as reasonably required by the then-serving Trustee (as determined in the good faith reasonable judgment of Premier) in conjunction with such Trustee’s execution of this Agreement.

Section 5.4            Benefits and Assignment.  Nothing in this Agreement, expressed or implied, shall give or be construed to give any persons, other than the parties hereto and their successors and assigns, any legal claim under any covenant, condition or provision hereof, all the covenants, conditions and provisions contained in this Agreement being for the sole benefit of the parties hereto and their successors and assigns. No party may assign any of its rights or obligations under this Agreement without the written consent of all the other parties, which consent may be withheld in the sole discretion of the party whose consent is sought.

Section 5.5            Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties relating to the subject matter hereof and there are no covenants, promises, agreements, conditions or understandings, oral or written, except as herein set forth.

Section 5.6            Severability.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.7            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (including, without limitation, Section 218 of the General Corporation Law of the State of Delaware) without giving effect to the principles of conflicts of law thereof.  Each party hereto hereby (i) waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement and (ii) consents to the jurisdiction of any state or federal court situated in Wilmington, Delaware in connection with any dispute arising hereunder.

Section 5.8            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, legal representatives and heirs.

Section 5.9            Section Headings.  Captions in this Agreement are for convenience only and shall not be considered a part of or effect the construction or interpretation of any provision of this Agreement.

Section 5.10          Additional Parties.  Additional persons or entities who acquire Shares deposited hereunder may become parties to this Agreement by executing a joinder hereto substantially in the form attached hereto as Exhibit E.  By virtue of the execution of a joinder to this Agreement and the transfer of all Shares in accordance with Section 2.6 or 2.7 hereof, such person shall be deemed a Stockholder hereunder and thereupon Schedule I attached hereto shall be automatically amended without further action on the part of any of the parties hereto to reflect that such party is to be considered an Stockholder hereunder.

Section 5.11          Delaware Voting Trust.  The parties to this Agreement intend to create a voting trust within the meaning of Section 218(a) of the General Corporation Law of the State of Delaware, and as such Premier shall promptly file a copy of this Agreement in the registered office of Premier located in the State of Delaware, including all counterparts as executed, all supplements and amendments thereto and shall hold the Agreement, as executed, supplemented and amended, open for inspection by the Stockholders and other stockholders of Premier upon request daily during business hours.

Section 5.12          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to by duly executed as of the dates set forth below.

PREMIER, INC.:

Date: , 2013	By:
Name:
Title:

PREMIER PURCHASING PARTNERS, L.P.

Date: , 2013	By:	Premier Plans, LLC, its general partner

By:
Name: Craig McKasson
Title: Chief Financial Officer

WELLS FARGO DELAWARE TRUST
COMPANY, N.A., as Trustee:

Date: , 2013	By:
Name:
Title:

STOCKHOLDERS:

Date: , 2013

SCHEDULE I

Name and Address of Stockholders	No. of Shares of Class B Common Stock	Certificate Nos. Deposited With Trustee
[ ]
[address]
[address]
Attention:
Facsimile:
Email:

EXHIBIT A

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS.  NEITHER THIS CERTIFICATE NOR THE BENEFICIAL INTEREST IN THE COMMON STOCK TO WHICH THIS CERTIFICATE RELATES MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH SUCH SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS.

THE TRANSFER OF THIS VOTING TRUST CERTIFICATE IS SUBJECT TO TERMS AND CONDITIONS SET FORTH IN THE VOTING TRUST AGREEMENT EFFECTIVE AS OF                          , 2013, A COPY OF WHICH HAS BEEN FILED IN THE REGISTERED OFFICE IN THE STATE OF DELAWARE OF PREMIER, INC., A DELAWARE CORPORATION.  SUCH COPY IS OPEN TO INSPECTION DAILY DURING BUSINESS HOURS BY ANY STOCKHOLDER OF THE CORPORATION OR ANY BENEFICIARY OF THE VOTING TRUST CREATED PURSUANT TO SUCH VOTING TRUST AGREEMENT.

PREMIER, INC.

Voting Trust Certificate

No.	Class B Common Stock

This certifies that                                                (“Stockholder”) has deposited                          shares of Class B Common Stock, par value $0.000001 per share, of Premier, Inc., a Delaware corporation (“Premier”) with the undersigned Trustee (the “Trustee”), under the Voting Trust Agreement, dated and effective as of                        , 2013, as may be amended from time to time (the “Voting Trust Agreement”), among Premier, Premier Healthcare Alliance, L.P., a California limited partnership (as successor to Premier Purchasing Partners, LP.), the Trustee and the Stockholders named therein, a copy of which Voting Trust Agreement has been delivered to the above-named Stockholder and filed in the registered office of Premier in the State of Delaware. The Stockholder, or its registered assigns, will be entitled to the delivery of that number of shares on the termination of the Voting Trust Agreement, in accordance with its provisions, except no delivery shall be made without the surrender hereof. Prior to the delivery of such shares upon such termination, the undersigned Trustee shall possess and be entitled to exercise, in the manner and to the extent provided in the Voting Trust Agreement, all of the rights of every kind of the holder of this certificate with respect to the shares so deposited.

Subject to the terms of the Voting Trust Certificate, this Voting Trust Certificate is transferable on the books maintained by the Trustee at the principal corporate trust office of the Trustee by the Stockholder, in person or by duly authorized attorney, and upon surrender hereof; and until so transferred the Trustee may treat the Stockholder as the absolute owner hereof for all purposes.

The holder of this Certificate has acquired it to hold as evidence of an investment and without a view towards distribution.  This Certificate, including the interest represented hereby, is transferable only on the books and records of the Trustee upon presentation and surrender hereof in accordance with the terms of the Voting Trust Agreement.

The Stockholder, by the acceptance of this Voting Trust Certificate, agrees to be bound by all of the provisions of the Voting Trust Agreement as fully as if its terms were set forth in this Voting Trust Certificate.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be signed as of this  day of                        , 2013.

WELLS FARGO DELAWARE TRUST COMPANY, N.A., not in its individual capacity, but solely as Trustee

By:
Name:
Title:

[REVERSE SIDE OF VOTING TRUST CERTIFICATE]

[FORM OF ASSIGNMENT]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR TAXPAYER IDENTIFICATION NUMBER OF ASSIGNEE)

(Please Print or Typewrite Name and Address of Assignee)

the within Certificate, and all rights thereunder, and hereby does irrevocably constitute and appoint

Attorney to transfer the within Certificate on the books kept for registration thereof, with full power of substitution in the premises.

Date:

Signature Guaranteed*:

*Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union, meeting the requirements of the Security registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

INCUMBENCY CERTIFICATE

The undersigned,                                               , being the                                      of                                                  (the “Company”) does hereby certify that the individuals listed below are qualified and acting officers of the Company as set forth in the right column opposite their respective names and the signatures appearing in the extreme right column opposite the name of each such officer is a true specimen of the genuine signature of such officer and such individuals have the authority to execute documents to be delivered to, or upon the request of, Wells Fargo Delaware Trust Company, N.A., as Trustee under the Voting Trust Agreement, dated and effective as of                        , 2013, as may be amended from time to time, among Premier, Inc., a Delaware corporation, Premier Healthcare Alliance, L.P., a California limited partnership (as successor to Premier Purchasing Partners, LP.), the Trustee and the Stockholders named therein.

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the        day of                       , 20    .

By:
Name:
Title:

EXHIBIT C

TRANSFER CERTIFICATE

EXHIBIT D

POWER OF ATTORNEY

The undersigned (the “Stockholder”) constitutes and appoints                             , as the Stockholder’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Stockholder and in the Stockholder’s name, place and stead, to sign any and all Securities and Exchange Commission statements of beneficial ownership of securities of the Stockholder on Schedule 13D or Schedule 13G as required under Section 13 and Forms 3, 4 and 5 as required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the Stockholder and any stock exchange on which the Stockholder’s stock is listed, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each act and thing requisite and necessary to be done under said Section 13 and Section 16(a) of the Exchange Act, as fully and to all intents and purposes as the Stockholder might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the Securities and Exchange Commission.  The authorization set forth above shall continue in full force and effect until the Stockholder revokes such authorization by written instructions to the attorney-in-fact.

The authority granted hereby shall in no event be deemed to impose or create any duty on behalf of the attorneys-in-fact with respect to the Stockholder’s obligations to file Schedule 13Ds or Schedule 13Gs and Forms 3, 4 and 5 with the Securities and Exchange Commission.

Dated: , 201

[ ]

By:
Name:
Title:

EXHIBIT E

JOINDER

TO VOTING TRUST AGREEMENT

Pursuant to Section 5.10 of the Voting Trust Agreement effective as of [                           , 2013] (the “Voting Trust Agreement”) among Premier, Inc., a Delaware corporation (“Premier”), Premier Healthcare Alliance, L.P., a California limited partnership (as successor to Premier Purchasing Partners, LP.), the entities listed on Schedule I thereto as amended from time to time (the “Stockholders”) and Wells Fargo Delaware Trust Company, N.A., as trustee (together with its successors in such capacity, the “Trustee”), certain individuals or entities who acquire shares of Class B common stock, par value $0.000001 per share (the “Shares”) of Premier may execute this joinder to the Voting Trust Agreement.

1.                                      Agreement to be bound by the Voting Trust Agreement.  The undersigned is, on the date hereof, acquiring Shares, and hereby agrees to be a party to and be bound as a “Stockholder” under the Voting Trust Agreement, and hereby authorizes this joinder to the Voting Trust Agreement as of the date hereof.

2.                                      Notice and Stock Information.  The address, email and facsimile details for the undersigned for the purpose of Section 5.1 of the Voting Trust Agreement are as follows:

[address]

[address]

Attention:

Facsimile:

Email:

The number of Shares of Class B Common Stock deposited with the Trustee:

3.                                      Incumbency Certificate.  An incumbency certificate, in the form of Exhibit B to the Voting Trust Agreement, is attached hereto, completed and executed by or on behalf of the undersigned.

Dated:

AGREED AND ACCEPTED:

[ ]

By:
Name:
Title: